Exhibit 99.1

For Immediate Release	February 11, 2009
Crown Crafts, Inc. Reports Results for Third Quarter of Fiscal Year 2009
•	$9.0 million non-cash goodwill impairment charge leads to third quarter loss of $8.2 million

•	Year-to-date EBITDA (exclusive of impairment charge) increases 16% to $6.3 million

•	Year-to-date cash flow from operations increases by $6.2 million to $9.1 million

•	Revised full-year revenue and earnings guidance issued
Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today reported a net loss (after recording a substantial goodwill impairment charge) for the third quarter of fiscal year 2009 and revised the Company’s revenue and earnings guidance for fiscal year 2009.
Historical Results
The Company’s net loss for the third quarter of fiscal year 2009 was $8.2 million, or $0.88 per diluted share, on net sales of $19.3 million, compared to net income for the third quarter of fiscal year 2008 of $1.2 million, or $0.12 per diluted share, on net sales of $18.4 million. The net loss for the third quarter of fiscal year 2009 included a non-cash pre-tax charge of $9.0 million for an estimate of a probable impairment to goodwill. Excluding the goodwill impairment charge, the Company would have reported net income of $822,000, or $0.09 per diluted share, in the third quarter. The impairment charge did not result in any cash expenditures and did not affect the Company’s cash position, cash flows from operating activities or availability under its credit facility.
An interim goodwill impairment test was triggered during the quarter as a result of the decline in the market capitalization of the Company. The Company has completed step one of its impairment test but was unable to complete step two before filing its Form 10-Q for the third quarter of fiscal year 2009. Based on the analysis completed to date, the Company estimates a range of probable impairment loss of $6.0 million to $12.0 million. The $9.0 million charge recognized in the quarter represents the Company’s best estimate of the probable impairment at this time. The Company will adjust the charge, if necessary, after completing step two of its impairment test in connection with its next periodic report filing with the Securities and Exchange Commission.
Gross profit for the quarter of $3.8 million has decreased as compared to $4.6 million reported in fiscal year 2008 primarily as a result of amortization associated with the Springs Global acquisition, the costs of establishing a Foreign Representative Office in China and increased product costs from Asia. The Company tightly managed its marketing and administrative expenses and was able to lower those expenses during the current year quarter. Cash flow from operations in the year-to-date period of fiscal 2009 was $9.1 million, an increase of $6.2 million compared to the year-to-date period of fiscal 2008.

“We are pleased to report increased sales despite the difficult economic environment. The increase resulting from the acquisition of the baby products line of Springs Global in the third quarter of fiscal year 2008 was partially offset by lower replenishment orders and discontinued programs,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “Although we regret the need to record such a sizeable charge to our goodwill, we are convinced that our business model, our focus on cost controls and our strong cash position will keep us in an excellent competitive position to manage through this economic downturn and subsequently benefit from its recovery. Notably, year-to-date EBITDA (earnings before interest, taxes, depreciation and amortization) for the current year was $6.3 million, up from $5.5 million in the prior year, and we continue to generate strong cash flow,” Mr. Chestnut continued.
FY 2009 Guidance
The current economic environment has led the Company’s customers to delay shipments. As a result, the Company revised its 2009 revenue, EBITDA and EPS guidance. The Company expects net revenues for fiscal year 2009, which ends March 29, 2009, to be in the range of $84.0 million to $87.0 million. In addition, the Company expects EBITDA for fiscal year 2009 to be in the range of $9.3 million, or 11.1% of net revenues, to $9.9 million, or 11.4% of net revenues, and diluted earnings per share, excluding the effect of the $9.0 million impairment charge, to be in the range of $0.40 to $0.44.
Conference Call
The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions. Interested individuals may join the teleconference by dialing (800) 230-1093. Please refer to confirmation number 982534. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 2:30 p.m. Central Standard Time on February 11, 2009 through 11:59 p.m. Central Standard Time on February 18, 2009. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 982534.
About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories. Its operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Investor Relations Department (225) 647-9146 or Halliburton Investor Relations (972) 458-8000

CROWN CRAFTS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except per share data and percentages
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Net sales	$19,316	$18,431	$62,830	$50,902
Gross profit	3,797	4,578	12,890	12,847
Gross profit percentage	19.7%	24.8%	20.5%	25.2%
Goodwill impairment charge	9,000	—	9,000	—
(Loss) income from operations	(7,420)	1,994	(4,206)	4,887
(Loss) income before income taxes	(7,648)	1,928	(5,019)	4,566
Income tax expense	526	692	1,532	1,705
(Loss) income from continuing operations after income taxes	(8,174)	1,236	(6,551)	2,861
(Loss) income from discontinued operations – net of income taxes	(4)	(12)	27	(110)
Net (loss) income	(8,178)	1,224	(6,524)	2,751
Basic (loss) income per share	$(0.88)	$0.12	$(0.70)	$0.28
Diluted (loss) income per share	$(0.88)	$0.12	$(0.70)	$0.27

Weighted Average Shares Outstanding:
Basic	9,265	9,903	9,353	9,966
Diluted	9,265	10,176	9,353	10,248
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands
(Unaudited)

	December 28, 2008	March 30, 2008
Cash and cash equivalents	12,214	7,930
Accounts receivable, net of allowances	14,476	18,278
Inventories	14,729	13,777
Total current assets	43,942	42,597
Goodwill	13,884	22,884
Intangible assets, net	5,931	7,276
Total assets	64,506	73,477

Current maturities of long-term debt	2,292	2,504
Total current liabilities	12,830	11,031
Long-term debt	18,891	22,311
Total non-current liabilities	18,891	22,713

Shareholders’ equity	32,785	39,733
Total liabilities and shareholders’ equity	64,506	73,477

CROWN CRAFTS, INC AND SUBSIDIARIES
NON-GAAP RECONCILIATION TO EBITDA
In thousands, except percentages
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Net income	$(8,178)	$1,224	$(6,524)	$2,751
Interest expense	265	244	900	475
Interest income	(35)	(10)	(123)	(11)
Taxes on continuing operations	526	692	1,532	1,705
Taxes on discontinued operations	(2)	(4)	15	(55)
Depreciation	64	88	225	259
Goodwill impairment charge	9,000	—	9,000	—
Amortization	434	303	1,311	340

EBITDA	2,074	2,537	6,336	5,464

Net Sales
Net sales from continuing operations	19,316	18,431	62,830	50,902
Net sales from discontinued operations	—	—	—	52

Net sales	19,316	18,431	62,830	50,954

EBITDA as a percentage of net sales	10.7%	13.8%	10.1%	10.7%

PROJECTED FISCAL YEAR 2009 EBITDA
In thousands
(Unaudited)

	Low End	High End
	of Range	of Range
Net income, excluding $9.0 million non-cash pre-tax goodwill impairment charge	$3,800	$4,200
Interest	1,000	1,000
Taxes	2,500	2,700
Depreciation	300	300
Amortization	1,700	1,700

EBITDA	$9,300	$9,900

The Company uses EBITDA as an internal measure to monitor the Company’s operating and cash flow performance and to evaluate the performance of its businesses. The Company believes that the presentation of EBITDA provides useful information to investors and is an important indicator of the Company’s ability to generate cash sufficient to reduce debt, make strategic investments, meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing the Company’s financial performance. EBITDA is provided as supplemental information and should be considered in addition to, and not as a substitute for, such GAAP measures as net income, cash flow provided by or used in operating, investing or financing activities, and other measures of financial performance and liquidity reported in accordance with GAAP. Because EBITDA is not a measure determined in accordance with GAAP, companies are free to calculate it in varying ways. Therefore, EBITDA, as presented by the Company, will not necessarily be comparable to similarly titled measures of other companies.